EXHIBIT 99.1

TECHNOLOGY FLAVORS & FRAGRANCES, INC. (TFF) NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER

AMITYVILLE, N.Y., Aug. 9 /CNW/ -- Technology Flavors & Fragrances, Inc. (Amex:
TFF; Toronto) is pleased to announce that Mr. Joseph Raimondo will join TFF as its new President and Chief Operating Officer, effective August 14, 2000. Previously an executive with Bush Boake Allen, Inc., a New York Stock Exchange Company, Mr. Raimondo brings to TFF over twenty years of operational and managerial experience with this global flavor and fragrance organization. Mr. Raimondo will assume day-to-day responsibility for the Company's U.S. and foreign operations and report to Phillip Rosner, TFF's founder, Chairman and Chief Executive Officer. Mr. Rosner will continue to oversee the Company's overall business and strategic initiatives.

"Joe's broad-based industry and operational knowledge and experience, and his hands-on management style, makes him an ideal addition to lead our professional management team, and will enable me to even more aggressively pursue our strategic growth," said Mr. Rosner. "I look forward to continuing to implement our overall objectives of growth and profitability knowing that Joe will be committing his energy and abilities, and contributing his valuable experience to help TFF meet and exceed those objectives."

Mr. Raimondo most recently served as BBA's Vice President-Americas for seven years, where he accumulated a strong track record of improving bottom-line profitability of major product lines; developing and implementing value-added business development, cost control and reduction strategies, as well as contributing to overall sales growth through strong customer relationships.

"I am very excited about joining TFF at this stage of its growth," commented Mr. Raimondo. "Based upon my extensive experience and knowledge of the industry, I see TFF as being in a unique position to build upon its impressive technical capabilities and established reputation as an innovative and quality flavor and fragrance developer and manufacturer to significantly expand its market share and enhance its profitability. I look forward to working closely with Phil Rosner and the entire TFF family to realize those goals."

Technology Flavors & Fragrances (TFF) develops, manufactures and markets flavors and fragrances that are incorporated by its customers into a wide variety of consumer and institutional products, including natural and artificial flavored beverages, confections, foods, pharmaceuticals, aromatherapy essential oils, perfumes, and health and beauty products. TFF maintains facilities in Amityville, New York; Inglewood, California; Toronto, Canada; and Santiago, Chile.

Certain statements made herein, including without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects," and words of similar import constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors, which may cause actual company results to differ materially from expectations. Such factors include the following: 1) technological, manufacturing, quality control

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or other circumstances which could delay the sale or shipment of products; 2)
economic, business, and competitive conditions in the industry and technological innovations which could affect the company's business; and 3) the company's inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the company. Certain of these factors are discussed in more detail in the company's Annual Report on Form 10-KSB for the year ended December 31, 1999.